                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                NATCO GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               (Natco Group Logo)

                                NATCO GROUP INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2003

To the Stockholders of NATCO Group Inc.:

     The 2003 Annual Meeting of Stockholders of NATCO Group Inc., a Delaware corporation, will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 22nd day of May 2003 at 10:00 a.m., local time for the following purposes:

          (1) To elect three Class II members to the Board of Directors;

          (2) To ratify the appointment of KPMG LLP as independent accountants for the year ending December 31, 2003; and

          (3) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by these proxies will be voted at the annual meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached proxy statement and FOR the ratification of the appointment of the independent certified public accountants named in such proxy statement. The list of stockholders of the company may be examined at NATCO's principal executive offices beginning on May 12, 2003 or at the annual meeting.

     Further information regarding the annual meeting is set forth in the attached proxy statement.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ Katherine P. Ellis
                                          Katherine P. Ellis,
                                          Senior Vice President, General Counsel
                                          and Secretary

April 22, 2003

                               (Natco Group Logo)

                                NATCO GROUP INC.
                          2950 N. LOOP WEST, 7TH FLOOR
                              HOUSTON, TEXAS 77092

                                PROXY STATEMENT
                                    for the
                      2003 ANNUAL MEETING OF STOCKHOLDERS

     The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NATCO Group Inc. to be voted at the annual meeting of stockholders of the company, which will be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 22nd day of May 2003, at 10:00 a.m. local time, for the following purposes:

          1. To elect three Class II members to the Board of Directors;

          2. To ratify the appointment of KPMG LLP as independent accountants for the year ended December 31, 2003;

          3. To consider and act upon all other business as may properly come before the meeting or any adjournment thereof.

     You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the company at the address above; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting. If you return your signed proxy to us before the annual meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Proposal 1: Election of Directors," and "FOR" the ratification of the appointment of KPMG LLP as independent accountants as set forth under "Proposal 2: Ratification of Appointment of Auditors." If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

     The cost of soliciting proxies under this proxy statement will be paid by the company. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees without additional compensation, by personal interview, telephone, telegram or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the company will reimburse the brokers, custodians, dealers, banks, trustees or their nominees for their reasonable out-of-pocket expenses. In addition, we have retained Mellon Investor Services LLC to assist in the solicitation of proxies, whose fee is estimated to be $4,500.

     NATCO Group Inc.'s 2002 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2002, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. This report does not constitute a part of the proxy soliciting material.

     This proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about April 25, 2003.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has established April 18, 2003 as the record date for stockholders who are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. On April 18, 2003, there were 15,803,797 shares of our common stock, par value $.01 per share, and

15,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, issued and outstanding, which constituted the only outstanding voting securities of NATCO. Each share of common stock is entitled to one vote. Each share of Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Convertible Preferred Stock would convert if converted on the record date. If converted on the record date, the Series B Convertible Preferred Stock would convert to an aggregate of 1,921,845 shares of common stock, which equates to 128.123 votes per preferred share. The holders of shares of Series B Convertible Preferred Stock and holders of common stock shall vote together as one class on all matters being submitted to a vote of NATCO's stockholders at the annual meeting.

     In addition, pursuant to the restated certificate of incorporation of NATCO, as amended, so long as more than 50% of the Series B Convertible Preferred Stock remains outstanding, the holders of the Series B Convertible Preferred Stock have the right, voting separately as a class with one vote per share, to elect or appoint one director at any annual or special meeting of stockholders or pursuant to written consent. On March 25, 2003, the holders of the Series B Convertible Preferred Stock acting by written consent elected Mr. Thomas R. Bates, Jr. to serve as a director of the company pursuant to this right. Accordingly, the holders of the Series B Convertible Preferred Shares will not elect a director at the annual meeting. Mr. Bates will continue to serve as a director at the pleasure of the holders of Series B Convertible Preferred Stock for so long as this right continues. Following certain defaults related to the payment of dividends on or the redemption price for the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock will be entitled to elect a second director, also voting separately as a class with one vote per share.

     The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of stock entitled to vote at the meeting is necessary to constitute a quorum at the annual meeting or any adjournment or postponement of the annual meeting. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the annual meeting.

REQUIRED VOTES

     A plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. Accordingly, the three nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of record on April 18, 2003 shall be duly elected directors upon completion of the vote tabulation at the annual meeting. The affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the ratification of the selection of our independent auditors. An automated system that our transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

     A proxy in the accompanying form that is properly signed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the applicable proposal: "FOR" the election of the three persons named in this proxy statement as the Board of Directors' nominees for election to the Board of Directors; "FOR" the ratification of the selection of KPMG LLP as our auditors; and in accordance with the discretion of the holders of the proxy with respect to any other business that properly comes before the stockholders at the annual meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the annual meeting. The persons named in the accompanying proxy may also, in their discretion, vote the proxy to adjourn the annual meeting from time to time.

STOCKHOLDER LIST

     A copy of the list of stockholders entitled to vote at the annual meeting will be available for inspection by qualified stockholders for proper purposes at our principal executive offices (2950 N. Loop West, Suite 700, Houston, Texas 77092) during normal business hours beginning on May 12, 2003 and at the annual meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     Our amended and restated bylaws, as amended, provide that the Board of Directors will be composed of eight members. The board has seven members serving in three classes who are elected by holders of our voting stock, with two members in Class I, three members in Class II and two members in Class III. Directors in each class are elected for terms of three years, so that the term of one class of directors expires at each annual meeting of stockholders. In addition, the holders of the Series B Convertible Preferred Stock, voting as a separate class, are entitled to elect one director at an annual or special meeting of stockholders or by written consent. On March 25, 2003, the holders of the Series B Convertible Preferred Stock, acting by written consent, elected Mr. Thomas R. Bates, Jr. to serve as a director pursuant to their right. Accordingly, the holders of the Series B Convertible Preferred Stock will not separately elect a director at the annual meeting. Mr. Bates shall continue in office until a successor has been elected by the holders of the Series B Convertible Preferred Stock or until less than 50% of such series remains outstanding.

NOMINEES

     Three directors are to be elected at the annual meeting. The Board of Directors has nominated Mr. Keith K. Allan, Mr. Howard I. Bull and Mr. George K. Hickox, Jr., to fill the three expiring Class II positions on the Board of Directors, to hold office for three-year terms expiring at the annual meeting of stockholders in 2006, until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted "FOR" the election of the three nominees for Class II director.

     Although we know of no reason why any of the nominees might be unable or refuse to accept nomination or election, if any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

     Set forth below are the names of, and certain information with respect to, our executive officers and directors, including the three nominees for election to the Class II positions on the Board of Directors.

EXECUTIVE OFFICERS AND DIRECTORS

NAME                             AGE             POSITION(S)                 COMMITTEE(S)
----                             ---             -----------                 ------------
Nathaniel A. Gregory...........  54    Chairman of the Board and Chief   Executive (Chairman)
                                         Executive Officer (Class III
                                         -- term expiring in 2004)

Patrick M. McCarthy............  58    Director and President (Class I   Executive
                                         -- term expiring in 2005)

Keith K. Allan(1)..............  63    Director (Class II -- term        Audit (Chairman)
                                         expiring in 2003)

Thomas R. Bates, Jr.(2)........  53    Director

Howard I. Bull(1)..............  62    Director (Class II -- term        Governance,
                                         expiring in 2003)                 Nominating and
                                                                           Compensation
                                                                           ("GN&C")

John U. Clarke.................  50    Director (Class I -- term         Audit, GN&C
                                         expiring in 2005)                 (Chairman)

George K. Hickox, Jr.(1).......  44    Director (Class II -- term        Audit
                                         expiring in 2003)

Herbert S. Winokur, Jr. .......  59    Director (Class III -- term       GN&C; Executive
                                         expiring in 2004)

James Crittall.................  59    President -- NATCO Canada

Robert A. Curcio...............  46    Senior Vice President --
                                         Technology and Product
                                         Development

Byron J. Eiermann..............  55    Senior Vice President --
                                         Southeast Asia

Katherine P. Ellis.............  42    Senior Vice President, General
                                         Counsel and Secretary

Ryan S. Liles..................  48    Vice President, Controller and
                                         Principal Accounting Officer

Peter G. Michaluk..............  48    Senior Vice President --
                                         Europe, Africa and
                                         Middle East; Managing
                                         Director -- Axsia

Richard D. Peters..............  43    Senior Vice President and
                                         Director -- Gas Membrane
                                         Systems

C. Frank Smith.................  51    Executive Vice President

David R. Volz, Jr. ............  49    President -- TEST

Joseph H. Wilson...............  50    Senior Vice President -- Marketing

---------------

(1) Nominee for election at the annual meeting.

(2) Appointed by the holders of the Series B Convertible Preferred Stock on March 25, 2003.

     Nathaniel A. Gregory. Chairman of the Board and Chief Executive Officer since April 1993. Prior to joining NATCO, Mr. Gregory held a number of positions in the engineering and construction industry and in investment banking.

     Patrick M. McCarthy. Director since February 1998 and President since December 1997. Mr. McCarthy served as Executive Vice President of NATCO, with marketing and operations responsibilities, from November 1996 to December 1997 and as Senior Vice President -- Marketing from June 1994 to November 1996. Prior to joining us in June 1994, Mr. McCarthy was Vice President -- Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company.

     Keith K. Allan. Chairman of the Audit Committee and Director since February 1998. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1993 to August 1996, he was Technical Director in the North Sea for Shell U.K. Exploration and Production. From 1965 to February 1993, he served in a number of positions for Royal Dutch/Shell Group.

     Thomas R. Bates, Jr. Director since March 2003 and Managing Director of Lime Rock Partners, Houston, Texas, a partnership that invests in growth capital equity for oilfield service companies, since October 2001. Mr. Bates previously served as Senior Vice President, then President, of the Discovery Group of Baker Hughes, Inc. (June 1998 to January 2000), as CEO and President of Weatherford Enterra, Inc. (June 1997 to May 1998) and as President of the Anadrill Division of Schlumberger Ltd. (March 1992 to May 1997). Mr. Bates currently serves as the chairman and a member of the executive committee of Rotary Steerable Tools
(BVI), Inc. (a manufacturer of drilling tools), chairman and a member of the compensation committee of vMonitor, Inc. (a provider of web-based technology for remote monitoring of assets in the oil and gas industry) and a director of New Patriot Drilling.

     Howard I. Bull. Director since February 1998. From April 1994 until his retirement in June 1997, Mr. Bull was President, Chief Executive Officer and a director of Dal-Tile International, Inc., a manufacturer and distributor of ceramic tile. From May 1992 to February 1993, Mr. Bull was President of the Air Conditioning Group of York International Corporation, a producer of heating, air conditioning and refrigeration systems and equipment, and was President of its Applied Systems Division from November 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. as president of five oilfield operating companies and president of Baker Hughes Drilling Equipment Group.

     John U. Clarke. Director since February 2000 and Chairman of the GN&C Committee since December 2002. Mr. Clarke has been President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995 since May 2001. Immediately prior to reestablishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment firm. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc. where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director of Simmons & Company International. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a member of the Board of Directors of Harvest Natural Resources, a publicly traded international oil and gas company. He is also a member of the Board of Directors of FuelQuest.com, a market service provider to petroleum marketers, and an Advisory Director of Pilko and Associates, a management consulting firm specializing in environmental health and safety issues.

     George K. Hickox, Jr. Director since November 1998. Mr. Hickox has served as Chairman and Chief Executive Officer of The Wiser Oil Company, an independent oil and gas exploration and production company, since May 2000, and as a general partner of Heller Hickox & Co., a partnership specializing in energy investments, since September 1991. Mr. Hickox also served as a director of Cynara prior to its acquisition by NATCO in November 1998. He presently serves as an officer and director of several privately held companies.

     Herbert S. Winokur, Jr. Director since 1989. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc.,(a private investment company), and Managing General Partner of Capricorn Investors, L.P., Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987, 1994 and 1999, respectively. He is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are General Partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur is also a director of Mrs. Fields' Famous Brands, Inc. (parent corporation of various premium snack food entities), CCC Information Services Group, Inc. (a technology supplier to the auto claims and collision repair industries) and Holland Series Fund, Inc. (a mutual fund).

     James F. Crittall. President of NATCO Canada since November 1996. Mr. Crittall served as Vice President of Technical Operations for NATCO Canada from December 1992 to October 1996. Mr. Crittall joined National Tank Company in 1971 and has served in several managerial positions, including Manager of Engineering and Sales and Manager of Engineering for NATCO Canada, Ltd.

     Robert A. Curcio. Senior Vice President -- Technology and Product Development since May 1998. Mr. Curcio spent 20 years at Exxon Corporation and its affiliates in marketing, engineering and manufacturing management. Mr. Curcio served as Global Markets Director -- Heavy Duty Diesel Additives of Exxon Chemical's PARAMINS division from February 1996 to May 1998, Global Markets Manager -- Specialty and Niche Additives of PARAMINS from January 1995 to February 1996 and PARAMINS Product Manager -- Large Engine Additives from July 1992 to January 1995.

     Byron J. Eiermann. Senior Vice President -- Southeast Asia since February 2001. From July 1994 to January 2001, Mr. Eiermann has served as Vice President and Managing Director of various subsidiaries of NATCO. He joined us in February 1994 as Vice President of Worldwide Sales and Marketing. From January 1983 to February 1994, Mr. Eiermann held various managerial positions with J. Ray McDermott, Inc.

     Katherine P. Ellis. Senior Vice President, General Counsel and Secretary since March 2003. Ms. Ellis held various counsel positions for Nabors Industries from December 1996 to December 2002, serving most recently as General Counsel. From 1987 to 1996 she was associated with the law firm of Baker & Botts LLP in Houston, Texas.

     Ryan S. Liles. Vice President and Controller since April 2000. Mr. Liles was Controller of Dailey International Inc., an oilfield services company, from October 1994 to April 2000. He served as an Assistant Controller at USPCI, a hazardous waste disposal company, from November 1989 to October 1994.

     Peter G. Michaluk. Senior Vice President -- Europe, Africa and Middle East since March 2001. Since 1994, Mr. Michaluk served as Managing Director of Axsia. He joined Axsia in 1978 as a process engineer and held various technical and managerial positions of increasing responsibility prior to assuming his current position.

     Richard D. Peters. Senior Vice President and Director -- Gas Membrane Systems since September 2002, Senior Vice President -- Americas from March 2001 to August 2002, and Senior Vice President -- Engineering from July 2000 to March 2001. From November 1997 to July 2000, he served as President of Cynara. Mr. Peters served as Chief Financial Officer of Cynara from June 1996 to October 1997 and as Project Manager and Accounting Coordinator of Cynara from February 1991 to May 1996.

     C. Frank Smith. Executive Vice President -- NATCO Group Inc. since January 2002. Mr. Smith was President of NATCO's U.S. operations from January 1998 until January 2002, and served as Senior Vice President -- Sales and Service from September 1993 to December 1997 and as the Northern Region Director of Sales and Service Centers from April 1992 to September 1993.

     David R. Volz, Jr. President of TEST since its acquisition in June 1997. Mr. Volz joined TEST in 1976 as a Technical Specialist and held a number of positions of increasing responsibility prior to serving as President.

     Joseph H. Wilson. Senior Vice President -- Marketing since April 1999. Prior to joining us, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, Mr. Wilson served as Gulf Coast Region Manager of Baker Hughes INTEQ's fluids, directional drilling and MWD business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services, each an oilfield service company.

COMMITTEES AND BOARD MEETINGS

     The Board of Directors currently has three committees: the Executive Committee, the Audit Committee and the Governance, Nominating and Compensation ("GN&C") Committee.

     The Executive Committee consists of Mr. Gregory (Chairman), Mr. McCarthy and Mr. Winokur. The committee was formed to exercise the powers of the board during intervals between board meetings, to the extent permitted by law. The Executive Committee did not meet in 2002.

     Our Audit Committee consists of Mr. Allan, Mr. Clarke and Mr. Hickox, each of whom is a non-employee director. The Audit Committee, which is chaired by Mr. Allan, meets separately with representatives of our independent auditors and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions.

     The GN&C Committee members are Mr. Bull, Mr. Clarke (Chairman) and Mr. Winokur, each a non-employee director. The GN&C Committee's role is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to governance, nomination of directors and executive compensation. In fulfilling its nominating role, the committee assists the board in identifying individuals qualified to become board members and in determining the composition of the board of directors and its committees. On matters related to evaluation and re-nomination of directors who are also members of the GN&C Committee, such members abstain from the committee's deliberations and recommendations. In fulfilling its compensation role, the committee assists the Board in assuring that our senior executives are compensated effectively, in a manner consistent with the stated compensation strategy of the company, internal equity considerations, competitive practice and the requirements of applicable law, regulations and rules of applicable regulatory bodies.

     In 2001 and prior years, performance evaluation of incumbent Directors and recommendations for the Board nominations were the responsibility of the Executive and Nominating Committee, whose members were Mr. Gregory, Mr. McCarthy and Mr. Winokur. In February 2002, the Board of Directors transferred responsibility for performance evaluations of incumbent Directors and recommendations for Board nominees to the Compensation Committee, renamed it the Compensation and Nominating Committee and appointed Mr. Clarke as a member of the committee, joining Mr. Winokur and Mr. Bull. Mr. Winokur served as the Chairman of that committee until December 2002, when the Board of Directors renamed it the Governance, Nominating and Compensation Committee, and elected Mr. Clarke as its Chairman. At this time, the GN&C Committee was assigned overall responsibility for corporate governance policies and procedures and monitoring compliance with the Sarbanes-Oxley Act of 2002 in regards to those policies and procedures. With respect to governance matters, the GN&C Committee's role is evolving, and will continue to do so as the laws, rules and regulations related to corporate governance standards change.

     During 2002, the entire Board of Directors held six meetings, the Audit Committee held nine meetings and the GN&C Committee held four meetings. Each of the directors attended at least 75% of the board meetings and the committees of the Board on which they served.

AUDIT COMMITTEE REPORT

     The Audit Committee operates under a charter that was adopted by the Board of Directors on May 2, 2000 and was included in our 2000 proxy statement. During its nine meetings in 2002, the Audit Committee met nine times with the company's financial management and eight times with our independent certified public accountants, KPMG LLP, as part of its role in providing oversight to the financial reporting process and internal control structure. KPMG LLP met with the Audit Committee, without NATCO management representatives present, to discuss the results of their examinations and quality of reporting.

     The Audit Committee reviewed and discussed with management our audited financial statements for the year ended December 31, 2002. In addition, the Audit Committee discussed with KPMG LLP matters required by Statement on Auditing Standards No. 61.

     The Audit Committee also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. The Audit Committee also reviewed and discussed with our management and with KPMG LLP such other matters and received such assurances from these parties that they deemed appropriate.

     Based on the foregoing review and discussions, the Audit Committee recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

     The Audit Committee also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of KPMG LLP. The Audit Committee determined that such services were compatible with KPMG LLP's independence.

     Audit Fees. The audit fees paid by the company to KPMG LLP for the years ended December 31, 2002 and 2001 totaled $433,945 and $396,206, respectively.

     Financial Information Systems Design and Implementation Fees. KPMG LLP did not provide such services to us for the years ended December 31, 2002 and 2001.

     All Other Fees. All other fees paid to KPMG LLP for the years ended December 31, 2002 and 2001 for services other than those disclosed above totaled $56,273 and $365,924, respectively, including fees for non-audit services of $30,523 and $300,674, respectively, and audit-related services of $25,750 and $65,250, respectively. Non-audit services consisted of tax compliance and consulting services, as well as certain due diligence in 2001 pertaining to an acquisition. Audit-related services consisted of the audit of the financial statements of an employee benefit plan and review of registration statements.

     The Audit Committee:

        Keith K. Allan (Chairman)
        John U. Clarke
        George K. Hickox, Jr.

GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE REPORT

     The GN&C Committee of the Board of Directors is responsible for developing executive compensation policies that support NATCO's strategic business objectives and values. The GN&C Committee has oversight responsibility in establishing compensation levels for executive officers, setting guidelines for company-wide compensation and employee benefit policies, and administering our bonus plans and stock option plans. Our objectives in compensation for executive officers and key employees are to attract and retain talented and experienced people who will contribute to the long-term success of NATCO, to inspire executive officers to work as a team to pursue our goals, and to align executive officers' interest to those of NATCO, by providing for bonuses tied to company performance, and to stockholders, by providing stock options as a portion of compensation. The GN&C Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may, from time to time, require modification of the executive compensation program to ensure the program is properly structured to achieve its objectives.

     In making compensation determinations, the GN&C Committee evaluates a number of factors at the end of each year, including NATCO's performance relative to our annual objectives, our performance relative to changes in the industry and each executive officer's contribution to our performance during the year. The GN&C Committee does not apply any particular formula or assign any particular weight to any factors it considers in determining an executive's compensation. Instead, the committee considers all of these factors together and makes a subjective determination with respect to executive compensation. The annual base salary, bonus and stock option awards paid or awarded to our chief executive officer and our other four most highly compensated executive officers (the "Named Executive Officers") are set forth in summary form in the Summary Compensation Table included in the proxy statement of which this report forms a part.

     Salaries. Executive officer salaries are based on a subjective evaluation considering peer company data, the executive's responsibilities, performance and length of time in the position, internal equities among positions and general economic conditions. Overall compensation is intended to be at or modestly above the median level of compensation for peer companies with which we compete for employees. To determine salary levels paid within the industry, the GN&C Committee reviews various industry surveys and proxy information of our competitors and consults with independent compensation consulting firms from time to time. The GN&C Committee reviews executive salaries at least annually, and makes appropriate adjustments.

     Benefits. Our benefit plans are intended to be at or modestly above the median level of benefits for peer companies with which we compete for employees. NATCO maintains a defined contribution pension plan (the 401(k) Savings Plan) covering substantially all non-union hourly and salaried employees who have completed three months of service. Employee contributions of up to 3% of each covered employee's compensation are matched 100% by the company, with an additional 2% of covered employee's compensation matched at 50%. In addition, we may make discretionary contributions from time to time as profit sharing contributions. The GN&C Committee reviews and approves all discretionary matches. No discretionary match was provided for the year ended December 31, 2002.

     Bonus Awards. Bonus awards are linked to the achievement of company-wide and individual performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer and key employee based on a subjective evaluation considering peer company data and the executive officer or key employee's level of responsibility and ability to impact our success. In 2002, the individual bonus targets for executive officers ranged from 25% to 75% of salary. After a year-end review, the GN&C Committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the GN&C Committee's subjective evaluation of the extent to which company-wide and individual performance goals are achieved and general economic and industry conditions.

     Stock Options. We make stock option awards under the Stock Incentive Plan to align the interests of executive officers and key employees with those of stockholders. Options vest over multiple years at the fair market value of the common stock on the date of grant. Therefore, these options will have no value unless the company's stock appreciates in value. The GN&C Committee makes awards based on a subjective evaluation considering peer company data and the executive officer's or key employee's ability to impact our success. Consideration is also given to amounts, timing and vesting status of previous awards to each executive officer or key employee, total options outstanding and available under the plan, and the level and volatility of our share price and the amount of appreciation realized by the stockholders over comparable periods. Other than as part of the initial compensation package for new key employees, the GN&C Committee did not make any stock option awards with respect to 2002.

     Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation primarily consists of base salary, annual incentive and long-term incentives. The GN&C Committee establishes the Chief Executive Officer's pay levels and incentives in the same manner as for other executive officers described above. NATCO entered into a new, three-year employment agreement with Mr. Gregory in December 2002, replacing his prior employment agreement with the company. Pursuant to the prior agreement, Mr. Gregory's annual base salary for the year ended December 31, 2002 was $400,000. Mr. Gregory's target bonus was 75% in 2002, of which the GN&C Committee awarded him $225,000. No stock options were granted to Mr. Gregory in 2002. Options granted to Mr. Gregory in 2001 and 2000 represented 81,750 shares and 50,000 shares of common stock, respectively.

     Severance; Change of Control Agreements. At the end of 2002, the GN&C Committee undertook a review of our various severance policies and employment arrangements with our executive officers, with the assistance of an independent compensation consulting firm. Based on this analysis, the GN&C Committee authorized NATCO to enter into employment agreements with the Chief Executive Officer and President containing the recommended severance provisions, and authorized NATCO to enter into change in control agreements with its other executive officers.

     Other Matters. In 2001 and prior years, performance evaluations of incumbent directors and recommendations for Board nominations were the responsibility of the Executive and Nominating Committee, consisting of Mr. Gregory, Mr. McCarthy and Mr. Winokur. In February 2002, the Board appointed Mr. Clarke to the Compensation Committee, renamed the committee the Compensation and Nominating Committee, and transferred to it responsibility for performance evaluations of incumbent Directors and recommendations for Board nominees. In December 2002, this committee was renamed the Governance, Nominating and Compensation Committee, incorporating overall responsibility for corporate governance policies and procedures and compliance with the provisions of the Sarbanes-Oxley Act of 2002, in regards to those policies and procedures.

     The Governance, Nominating and Compensation Committee:

        John U. Clarke (Chairman)
        Howard I. Bull
        Herbert S. Winokur, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002, the Governance, Nominating and Compensation Committee consisted of Mr. Bull, Mr. Clarke and Mr. Winokur, each a non-management director. There were no GN&C Committee interlock relationships or insider participation in compensation arrangements for the year ended December 31, 2002.

     See "Certain Relationships and Related Transactions" for information regarding certain transactions between the company and Mr. Winokur.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2003 by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director, (iii) each of the Named Executive Officers (as defined in "Executive Compensation" below), and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                                     NUMBER OF
                                                                                       SHARES       PERCENTAGE
                                                                                    BENEFICIALLY   BENEFICIALLY
BENEFICIAL OWNER(1)                                           ADDRESS                  OWNED          OWNED
-------------------                                           -------               ------------   ------------
Bricoleur Capital Management, LLC(2)............  12230 El Camino Real,
                                                  Suite 1000
                                                  San Diego, California 92130          881,400          5.6%

Capricorn Investors II, LP(3)...................  30 East Elm Street
                                                  Greenwich, Connecticut 06830       3,095,557         19.6%

Lime Rock Partners II, LP(4)....................  518 Riverside Avenue
                                                  Westport, Connecticut 06880        2,170,645         12.1%

Royce & Associates(2)...........................  1414 Avenue of the Americas
                                                  New York, New York 10019           1,190,900          7.5%

Wellington Management Company, LLP(2)(5)........  75 State Street
                                                  Boston, Massachusetts 02109          969,700          6.1%

Nathaniel A. Gregory(6).........................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092               4,401,129         27.3%

Patrick M. McCarthy.............................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                 234,951          1.5%

Byron J. Eiermann...............................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                  33,297            *

C. Frank Smith..................................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                  70,803            *

Keith K. Allan..................................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                  13,334            *

Thomas R. Bates, Jr.(7).........................  10375 Richmond Ave., Suite 225,
                                                  Houston, Texas 77042               2,170,645         12.1%

Howard I. Bull..................................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                  13,334            *

John U. Clarke..................................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                  17,735            *

George K. Hickox, Jr. ..........................  2950 N. Loop West, Suite 700
                                                  Houston, Texas 77092                 216,352          1.4%

Herbert S. Winokur, Jr.(3)......................  30 East Elm Street
                                                  Greenwich, Connecticut 06830       4,957,936         31.4%
All Directors and Executive Officers as a Group
  (17 persons)..................................                                     7,204,129         43.4%

---------------

 * Indicates beneficial ownership of less than one percent of outstanding common stock

(1) Shares are considered "beneficially owned," for purposes of this table, if the person directly or indirectly has sole or shared voting and investment power with respect to such shares, and/or if a person has the right to acquire shares within 60 days of April 18, 2003, the date of record for the annual meeting. Shares that are indicated as beneficially owned in the table above which meet this 60-day criteria include: (1) Capricorn II, 8,536; (2) Lime Rock Partners II, LP, 2,170,645; (3) Mr. Gregory, 284,801; (4) Mr. McCarthy, 90,117; (5) Mr. Smith, 61,659; (6) Mr. Eiermann, 18,463; (7) Mr.
    Allan, 13,334; (8) Mr. Bull, 13,334; (9) Mr. Clarke, 7,735; (10) Mr. Hickox,
    6,667; and (11) all Directors and executive officers as a group, 792,609.

(2) As reported in a Schedule 13G filed with the Securities and Exchange Commission.

(3) Of the shares indicated as being beneficially owned by Mr. Winokur, 3,095,557 of the shares are owned directly by Capricorn Investors II, LP. Mr Winokur is the Manager of Capricorn Holdings LLC, which in turn serves as the general partner of Capricorn Investors II, L.P. As such Mr. Winokur may be deemed to have dispositive voting power over the shares owned by Capricorn Investors II, L.P. Of the remaining 1,862,379 shares, Mr. Winokur has sole voting and sole dispositive power with respect to 1,362,379 of such shares. The remaining 500,000 shares are held in a trust established by Mr. Winokur. Mr. Winokur, as trustee of the trust, has sole dispositive power over such shares. Mrs. Deanne Winokur, who is Mr. Winokur's wife, is a Special Trustee of the trust and, in that capacity, has sole voting power over the shares.

(4) Lime Rock Partners II, LP holds 15,000 shares of our Series B Convertible Preferred Stock, representing 100% of the issued and outstanding shares of such series, which would be convertible to 1,921,845 shares of our common stock if converted at April 18, 2003. In addition, Lime Rock Partners II, LP holds immediately exercisable warrants to purchase 248,800 shares of our common stock.

(5) Wellington Management Company, LLP, in its capacity as investment adviser to its clients holding shares of NATCO common stock, has shared voting power with respect to 372,400 of the 969,700 shares it beneficially owns and shares investment power with respect to all of such shares.

(6) Of the shares indicated as being beneficially owned by Mr. Gregory, 3,095,557 of such shares are owned directly by Capricorn Investors II, L.P. Mr. Gregory is a member of Capricorn Holdings LLC, which serves as general partner in Capricorn Investors II, L.P. Mr. Gregory disclaims beneficial ownership of such shares exceeding his pecuniary interest.

(7) All of the shares indicated as being beneficially owned by Mr. Bates are owned directly by Lime Rock Partners II, LP. Mr. Bates has an economic interest in such shares through the general partner of Lime Rock Partners II, LP, and is a member of a six-member investment committee that advises the persons who have voting and investment power with respect to the shares owned by Lime Rock. Mr. Bates disclaims beneficial ownership of the shares owned by Lime Rock Partners II, LP.

                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Directors who are our employees do not receive a retainer or fees for service on the Board or any of its committees. We pay non-employee directors for their services. Directors who are non-employees receive a quarterly fee of $9,000 and a fee of $500 for attendance at each meeting of the Board. In addition, pursuant to the 1998 Director Stock Option Plan, each non-employee Director who is re-elected as a Director after completing at least one year of service as a Director will receive, on the date of re-election, a stock option to purchase 2,667 shares of common stock at the market price on the date of grant. Some non-employee directors also have been awarded initial stock options to purchase 6,667 shares of common stock at a price of $8.81 per share. Directors are reimbursed for reasonable out-of-pocket expenses related to the performance of their duties as directors. During 2002, Mr. Clarke undertook an extensive review of the corporate governance of NATCO and provided the Board of Directors a report on governance and the implications to NATCO of the implementation of the Sarbanes-Oxley Act of 2002. After reviewing the matter with outside counsel, the Board of Directors established the chairperson's fee for the newly formed GN&C Committee at $18,000 through the 2003 annual meeting of stockholders in recognition of the substantial time requirements necessary for us to conform our corporate governance practice to newly-established requirements.

EXECUTIVE OFFICER COMPENSATION

     The following table presents information concerning compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of NATCO during the years ended December 31, 2002, 2001 and 2000 (the "Named Executive Officers"):

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                     ANNUAL COMPENSATION              SECURITIES
                                              ----------------------------------      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY      BONUS        OTHER($)      OPTIONS(#)    COMPENSATION
---------------------------     -----------   --------   ----------     --------     ------------   ------------
Nathaniel A. Gregory..........     2002       $400,000   $  216,523     $ 78,875(2)    $    --        $ 8,966(3)
  Chairman and Chief Executive     2001        394,231      191,842       71,299(2)     81,750         11,778(4)
  Officer                          2000        350,007    1,398,751(1)    74,079(2)     50,000          9,228(5)

Patrick M. McCarthy...........     2002        275,000      135,179           --            --         10,511(3)
  Director and President           2001        277,177      137,030           --        56,300          9,432(4)
                                   2000        270,207      102,987           --            --          7,651(5)

Byron J. Eiermann.............     2002        175,203       74,801      110,637(6)         --          7,553(3)
  Senior Vice President --         2001        166,860       75,269      120,641(6)     48,850         10,356(4)
  Southeast Asia                   2000        154,970       50,145        1,788            --          7,090(5)

C. Frank Smith................     2002        220,000       84,229        2,783            --          6,207(3)
  Executive Vice President         2001        200,000       83,532           --        48,300         11,220(4)
                                   2000        184,375       62,526           --        15,000          7,041(5)

J. Michael Mayer..............     2002        189,300       73,661        6,000            --          7,242(3)
  Senior Vice President and        2001        183,077       67,517           --        52,100         10,410(4)
  Chief Financial Officer(7)       2000        176,731       26,400           --            --          6,932(5)


---------------

(1) Includes a bonus of approximately $1,248,000 paid in connection with the completion of our initial public offering.

(2) Includes costs paid by us for lodging in Houston and the tax gross-up of related costs of $41,347 and $37,529 for 2002, respectively, $37,040 and $34,259 for 2001, respectively, and $40,336 and $33,743 for 2000, respectively.

(3) Represents (i) matching contributions made by us in 2002 under our 401(k) Savings Plan of $8,000 for Mr. Gregory, $9,350 for Mr. McCarthy, $7,205 for Mr. Eiermann, $5,738 for Mr. Smith and $6,992 for Mr. Mayer and (ii) life insurance premiums of $966, $1,161, $348, $469 and $250 for Messrs. Gregory, McCarthy, Eiermann, Smith and Mayer, respectively.

(4) Represents (i) matching contributions made by us in 2001 under our 401(k) Savings Plan of $10,950 for Mr. Gregory, $8,400 for Mr. McCarthy, $10,033 for Mr. Eiermann, $10,950 for Mr. Smith, and $10,185 for Mr. Mayer and (ii) life insurance premiums of $828, $1,032, $323, $270 and $225 for Messrs. Gregory, McCarthy, Eiermann, Smith and Mayer, respectively.

(5) Represents (i) matching contributions made by us in 2000 under our 401(k) Savings Plan of $8,400 for Mr. Gregory and $6,800 for Messrs. McCarthy, Eiermann, Smith and Mayer and (ii) life insurance premiums of $828, $851, $290, $241 and $132 for Messrs. Gregory, McCarthy, Eiermann, Smith and Mayer, respectively.

(6) Includes costs paid by us for expatriat salary, including taxable adjustments and foreign allowances of $106,560 and 4,077 for 2002, respectively, and $117,963 and $2,678 for 2001, respectively.

(7) Mr. Mayer, Senior Vice President and Chief Financial Officer, resigned his position on March 21, 2003.

               OPTION GRANTS, AGGREGATED OPTION EXERCISES IN 2002
                       AND FISCAL YEAR-END OPTION VALUES

     We did not grant any options or stock appreciation rights with respect to any of our securities to any of the Named Executive Officers during 2002. Furthermore, none of the Named Executive Officers exercised any NATCO stock options during 2002.

     The following table presents information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2002.

                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                          AT FISCAL YEAR-END              AT FISCAL YEAR-END(1)
                                    -------------------------------   -----------------------------
NAME                                EXERCISABLE      UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                                ------------     --------------   -----------     -------------
Nathaniel A. Gregory..............    259,801            86,312        $205,454           $318
Patrick M. McCarthy...............     68,242            54,725              --            188
Byron J. Eiermann.................     12,213            36,637              --            239
C. Frank Smith....................     52,909            43,725          41,668            283
J. Michael Mayer..................     63,026            55,741              --            271

---------------

(1) Represents the value of option grants that were in-the-money at December 31, 2002, calculated as the market value of the underlying shares of our common stock at December 31, 2002 ($6.28 per share) minus the exercise price for the option grant.

                           EQUITY COMPENSATION PLANS

     Equity compensation plan information has been included under Item 12 in our Annual Report on Form 10-K as of December 31, 2002, filed with the Securities and Exchange Commission on March 21, 2003, and is incorporated in this proxy statement by reference.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Under the terms of an employment agreement in effect prior to 1999, we loaned our Chief Executive Officer $1.2 million in July 1999 to purchase 136,832 shares of common stock. During February 2000, after we completed the initial public offering of our Class A common stock, also pursuant to the terms of that employment agreement, we paid this executive officer a bonus equal to the principal and interest accrued under this note arrangement and recorded compensation expense of $1.3 million. The officer used the proceeds of this settlement, net of tax, to repay the company approximately $665,000. In addition, on October 27, 2000, our Board of Directors agreed to provide a full recourse loan to this executive officer to facilitate the exercise of certain outstanding stock options. The amount of the loan was equal to the cost to exercise the options plus any personal tax burdens that resulted from the exercise. The maturity of these loans was July 31, 2003, and interest accrued at rates ranging from 6% to 7.8% per annum. As of June 30, 2002, the outstanding principal and interest on these notes receivable totaled $3.4 million. Effective July 1, 2002, the notes were reviewed by our board and amended to extend the maturity dates to July 31, 2004, and to require interest to be calculated at an annual rate based on the London Inter-Bank Offered Rate ("LIBOR") plus 300 basis points, adjusted quarterly, applied to the notes balances as of June 30, 2002, including previously accrued interest. As of December 31, 2002, the outstanding principal and interest due from this officer under these notes was $3.5 million. These loans, which were made on a full recourse basis in prior periods to facilitate direct ownership in our common stock, are currently subject to and in compliance with provisions of the Sarbanes-Oxley Act of 2002.

     As previously agreed in 2001, we loaned our President $216,000 on April 15, 2002, under a full-recourse note arrangement which accrues interest at 6% per annum and matured on July 31, 2003. The funds were used to pay the exercise cost and personal tax burdens associated with the stock options exercised during 2001. Effective July 1, 2002, the note was amended to extend the maturity date to July 31, 2004, and to require interest to be calculated at an annual rate based on LIBOR plus 300 basis points, adjusted quarterly, applied to the note balance as of June 30, 2002, including previously accrued interest. As of December 31, 2002, the outstanding principal and interest on the note was approximately $223,000. This loan, which was made on a full recourse basis to facilitate direct ownership in our common stock, is currently subject to and in compliance with provisions of the Sarbanes-Oxley Act of 2002.

     We pay Capricorn Management G.P., an affiliate company of Capricorn Holdings, Inc., for administrative services, which include office space and parking in Connecticut for our Chief Executive Officer, reception, telephone, computer services and other normal office support relating to that space. Mr. Herbert S. Winokur, Jr., one of our directors, is the Chairman and Chief Executive Officer of Capricorn Holdings, Inc., and the Managing Partner of Capricorn Holdings LLC, which is the general partner of Capricorn Investors II, L.P., a private investment partnership, and directly or indirectly controls approximately 31% of our outstanding common stock. In addition, our Chief Executive Officer, Mr. Gregory, is a non-salaried member of Capricorn Holdings LLC. Capricorn Investors II, LP controls approximately 20% of our common stock. Fees paid to Capricorn Management for these administrative services totaled $115,000, $85,000 and $75,000 for the years ended December 31, 2002, 2001 and
2000, respectively, with the increases in 2002 and 2001 primarily attributable to an upward adjustment in Capricorn Management's underlying lease for office space. The Audit Committee of our Board of Directors has responsibility for reviewing and approving this arrangement.

     We recorded revenues of $65,705 for the year ended December 31, 2002, related to equipment sold to the Wiser Oil Company. One of our Directors, Mr. George K. Hickox, Jr., is the Chief Executive Officer of the Wiser Oil Company. These sales constituted less than one percent of NATCO's consolidated gross revenues. NATCO purchased no equipment from the Wiser Oil Company during 2002.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Gregory serves as our Chairman and Chief Executive Officer under an employment agreement entered into in December 2002, which replaced his prior employment agreement. The current agreement is for a term of three years unless sooner terminated by Mr. Gregory or by us in accordance with its terms. The agreement automatically extends for additional one-year periods unless we notify Mr. Gregory 90 days prior to the termination date of the agreement that we do not wish to renew the agreement. Under his agreement, Mr. Gregory is entitled to receive an annual salary (currently $436,000), an annual bonus with a target award of 75% of Mr. Gregory's base salary based on our financial performance and certain other criteria as are determined annually by our Board of Directors, and such additional bonus payments as the Board may determine in its sole discretion. He is also entitled to participate in our fringe benefit and insurance plans and to reimbursement of certain costs and expenses.

     If, prior to a change in control, we terminate Mr. Gregory's employment for any reason other than cause, or Mr. Gregory terminates his employment for good reason, Mr. Gregory will be entitled to severance pay in accordance with any severance plan or policy that we may then have in effect and any bonus compensation earned to that point under the bonus plan. If, during the 36-month period following a change in control, Mr. Gregory terminates his employment agreement for good reason or we terminate Mr. Gregory, other than for cause, Mr. Gregory will be entitled to salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, three times his base salary and target bonus at the time of notice of termination or of a change in control, whichever is greater; continuation of health, dental and life insurance benefit for a period of three years following the date of termination; and all deferred bonus compensation under the bonus plan.

     Mr. McCarthy serves as our President under an employment agreement entered into in December 2002. The terms of Mr. McCarthy's employment agreement are substantially similar to those of Mr. Gregory under his employment agreement, except that, under Mr. McCarthy's agreement, he is entitled to receive an annual salary (currently $300,000), an annual bonus with a target award of sixty percent of Mr. McCarthy's base salary, based on our financial performance and certain other criteria which are determined annually by our Board of Directors, and such additional bonus payments as the Board may determine in its sole discretion. If, during the 36-month period following a change in control, Mr. McCarthy terminates his employment agreement for a good reason or we terminate Mr. McCarthy other than for cause, Mr. McCarthy will be entitled to the same payment, benefits and treatment of his stock options as described above for Mr. Gregory, except that the payment for his base salary shall be two times his base salary at the time of notice of termination or change in control, whichever is greater.

     In December 2002, we entered into Senior Management Change in Control Agreements with our executive officers, including the other three named executive officers, one of whom has since resigned from the company. These agreements are for an initial term of three years, but renew for successive one-year periods unless terminated earlier as provided in the agreement. If, during the 24-month period following a change in control, the executives employment is terminated by us other than for cause, or by the executive for good reason, we are obligated to pay the executive's salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, an amount equal to the product of two times the executive's base salary at the time of termination or of notice of a change in control, whichever is greater, continuation of health, dental and life insurance benefits for a period of two years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of the company, and are in addition to any stock options of the executive.

     In addition, all unvested stock options held by any executive subject to an employment or change in control agreement described above shall immediately vest on the date of a change in control and the period for exercising certain of such options may be extended. Also, for purposes of the above-referenced employment and change in control agreements, the extent that any benefit, payment or distribution by the company under the agreement would be subject to the excise tax imposed by Section 4999 of the U.S. internal revenue code, then such amount will be reduced to the extent necessary to avoid the imposition of the excise tax.

     Compensation policies in the event of a change in control are reviewed regularly to ensure that the policies reflect terms and conditions consistent with those adopted by comparable companies and that are in our best interests. The Board of Directors or the GN&C Committee may change such policies as the facts and circumstances dictate.

                               PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on our common stock, assuming a $100 investment on the date of inception, to the total return on the Standard & Poor's 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies which represents an industry composite of our peer group, for the period beginning January 28, 2000 (the date of our initial public offering) through March 31, 2003.

                              (PERFORMANCE GRAPH)

-----------------------------------------------------------------------------------------------
                                         Amount               Projected Market Values
                                        Invested    -------------------------------------------
                                        1/28/00     12/29/00    12/31/01    12/31/02    3/31/03
-----------------------------------------------------------------------------------------------
 S&P 500                                  $100        $ 94        $ 82        $ 63       $ 61
 OSX                                       100         149         104         103        101
 NATCO                                     100          83          70          63         57

              PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed KPMG LLP, independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2003. KPMG LLP has audited our consolidated financial statements since 1989. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in NATCO or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the voting stock present or represented by proxy and entitled to vote at the annual meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP also will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file certain beneficial ownership reports with the Securities and Exchange Commission. Based solely on our review of copies of such reports received by us and representations from certain reporting persons, we believe that during 2002, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements applicable to them, except as disclosed in this paragraph. During 2002, one filing related to the automatic conversion of Mr. Hickox's Class B common stock to Class A common stock (changing the form of ownership from derivative to non-derivative, but not the number of shares previously reported) was submitted on an untimely basis.

                                 OTHER BUSINESS

     We have no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the annual meeting or any adjournments thereof, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

     COPIES OF NATCO GROUP INC.'S 2002 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE AND WILL BE FURNISHED PROMPTLY, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST BY STOCKHOLDERS, VIA FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. MAIL REQUESTS TO INVESTOR RELATIONS DEPARTMENT, NATCO GROUP INC., 2950 N. LOOP WEST, 7TH FLOOR, HOUSTON, TEXAS 77092, OR TELEPHONE AT 713-683-9292.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders must be received by us at our principal executive office by December 23, 2003, in order for such proposals to be included in our proxy statement and form of proxy for such meeting. Stockholders submitting such proposals are requested to address them to the Secretary, NATCO Group Inc., 2950 North Loop West, Suite 700, Houston, Texas 77092.

     In addition, our bylaws provide that only such business as is properly brought before the 2004 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Secretary at our principal executive offices not later than the close of business on the 40th day prior to the annual meeting. The notice to us must also provide certain information set forth in the bylaws. A copy of the bylaws may be obtained upon written request to the Secretary.

          ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
               ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ NATHANIEL A. GREGORY
                                            NATHANIEL A. GREGORY,
                                            Chairman of the Board and
                                            Chief Executive Officer

April 22, 2003

PROXY


                                NATCO GROUP INC.
                        2950 NORTH LOOP WEST, SUITE 700
                               HOUSTON, TX 77092


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Patrick M. McCarthy, and each of them, with full power of substitution to vote the shares of NATCO GROUP Inc. Common Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO GROUP Inc. to be held at the Sheraton Houston Brookhollow Hotel, 3000 North Loop West, Houston, Texas on the 22nd day of May 2003, at 10:00 a.m. local time, and any adjournment thereof.


PLEASE MARK THIS PROXY AS INDICTED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.


                    (TO BE DATED AND SIGNED ON REVERSE SIDE)

-------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
-------------------------------------------------------------------------------









--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


                                                                                                                   Please
                                                                                                                   Mark Here     [ ]
                                                                                                                   For Address
                                                                                                                   Change or
                                                                                                                   Comments
                                                                                                                   SEE REVERSE SIDE



1. Proposal to  elect three (3) Class II members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2006, or until their respective successors have been duly elected and qualified.


       FOR ALL NOMINEES               WITHHOLD
      LISTED TO THE RIGHT             AUTHORITY             Nominees: 01 Keith K. Allan, 02 Howard I. Bull, 03 George K. Hickox, Jr.
      (EXCEPT AS MARKED       TO VOTE FOR ALL NOMINEE(S)    (INSTRUCTIONS: To withhold authority to vote for any individual nominee,
       TO THE CONTRARY)           LISTED TO THE RIGHT       write that nominee's name in the space provided below.)

            [  ]                        [  ]                ------------------------------------------------------------------------


2. To ratify the Board of Director's appointment of       3. In their discretion, the proxies are authorized to vote upon such other
   KPMG LLP, as independent accountants for the              business as may properly come before this meeting.
   year ending December 31, 2003.

           FOR         AGAINST        ABSTAIN

          [  ]          [  ]           [  ]




                                                                                     Dated:
                                                                                           -------------------------------, 2003


                                                                                     -------------------------------------------
                                                                                     Signature

                                                                                     -------------------------------------------
                                                                                     Signature


                                                                                     (Please sign exactly and as fully as your name
                                                                                     appears on your stock certificate. If shares
                                                                                     are held jointly, each stockholder should sign.
                                                                                     When signing as attorney, executive,
                                                                                     administrator, trustee or guardian, please give
                                                                                     full title to such.)


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